                                                                  EXHIBIT 11.1

                         MDSI MOBILE DATA SOLUTIONS INC.

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                         (EXPRESSED IN CANADIAN DOLLARS)


                                                              THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                             ----------------------------      ----------------------------
                                                                 1997            1996             1997              1996
                                                             -----------      -----------      -----------      -----------
Net income (loss) for the period attributable to primary
  earnings (loss) per common share .....................     $(8,391,677)     $(8,174,338)     $(7,128,397)     $(8,297,738)
                                                             ===========      ===========      ===========      ===========
Net income (loss) for the period attributable to fully
diluted earnings (loss) per common share (1) ...........     $(8,391,677)     $(8,157,900)     $(7,128,397)     $(8,281,300)
                                                             ===========      ===========      ===========      ===========

Weighted average shares outstanding ....................       6,271,831        3,988,387        6,104,535        3,983,868
Common equivalent shares (2)
  Stock options ........................................         324,509          193,474          307,941          193,474
  Loan notes ...........................................            --            466,753             --            466,753
  Special warrants .....................................          49,022          280,000           54,622          280,000
  Share purchase warrants ..............................          23,546           12,084           23,263           12,084
Common shares issued in the twelve months prior to
  the initial public offering (2) ......................            --             61,574             --             66,096
Other potentially dilutive securities
  (convertible debentures) (2) .........................            --            114,255             --            114,255
                                                             -----------      -----------      -----------      -----------
Total shares for primary and fully diluted
  earnings (loss) per common share .....................       6,668,908        5,116,527        6,490,361        5,116,527
                                                             ===========      ===========      ===========      ===========
Primary earnings (loss) per common share ...............     $     (1.26)     $     (1.60)     $     (1.10)     $     (1.62)
                                                             ===========      ===========      ===========      ===========
Fully diluted earnings (loss) per common share .........     $     (1.26)     $     (1.59)     $     (1.10)     $     (1.62)
                                                             ===========      ===========      ===========      ===========


-----------------------------------------

(1) Net income (loss) attributable to fully diluted earnings per common share is adjusted for interest and related taxes on the Company's convertible debentures as if they were converted at the beginning of all periods presented.

(2) For the periods to September 30, 1996, prior to the Company's initial public offering, all common equivalent shares and other potentially dilutive securities that were issued within twelve months of the initial public offering and whose exercise price or conversion ratio is less than the estimated initial public offering price (using the treasury stock method for stock options and share purchase warrants) are treated as outstanding for all periods. In addition, common shares issued within twelve months of the initial public offering are treated as outstanding for all periods presented.





                                      -21-